SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------

                                 SCHEDULE 13G/A

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO. 1)(1)


                             TARRANT APPAREL GROUP
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           COMMON STOCK, NO PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   876289 109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)


----------

     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 876289 109                   13G/A                  Page 2 of 6 Pages

------------------ -------------------------------------------------------------
        1          NAME OF REPORTING PERSONS
                   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                            KAMEL NACIF BORGE
------------------ -------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) |X|
------------------ -------------------------------------------------------------
        3          SEC USE ONLY

------------------ -------------------------------------------------------------
        4          CITIZENSHIP OR PLACE OF ORGANIZATION
                            REPUBLIC OF MEXICO
------------------ --------- ---------------------------------------------------
     NUMBER           5      SOLE VOTING POWER
       OF                    1,000,000 (1)
     SHARES        --------- ---------------------------------------------------
  BENEFICIALLY        6      SHARED VOTING POWER
    OWNED BY                 1,724,000 (2)
                   --------- ---------------------------------------------------
    REPORTING         7      SOLE DISPOSITIVE POWER
     PERSON                  1,000,000 (1)
      WITH         --------- ---------------------------------------------------
                      8      SHARED DISPOSITIVE POWER
                             1,724,000 (2)
------------------ -------------------------------------------------------------
        9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   2,724,000 (1)(2)
------------------ -------------------------------------------------------------
       10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                   SHARES*  [_]
------------------ -------------------------------------------------------------
       11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   9.1%  (3)
------------------ -------------------------------------------------------------
       12          TYPE OF REPORTING PERSON*
                                       IN
------------------ -------------------------------------------------------------

(1) Includes 1,000,000 of shares which may be acquired upon exercise of stock options.
(2) Includes 1,724,000 shares held by Jamil Textil, S.A. de C.V. Kamel Nacif is a principal shareholder of Jamil Textil, S.A. de C.V. and in such role may be deemed to beneficially own the shares held by Jamil Textil, S.A. de C.V. Mr. Nacif disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(3) Based on a total of 28,814,763 shares of the issuer's Common Stock issued and outstanding on February 10, 2004.

CUSIP NO. 876289 109                   13G/A                  Page 3 of 6 Pages

------------------ -------------------------------------------------------------
        1          NAME OF REPORTING PERSONS
                   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                            JAMIL TEXTIL, S.A. DE C.V.
------------------ -------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) |X|
------------------ -------------------------------------------------------------
        3          SEC USE ONLY

------------------ -------------------------------------------------------------
        4          CITIZENSHIP OR PLACE OF ORGANIZATION
                            REPUBLIC OF MEXICO
------------------ --------- ---------------------------------------------------
     NUMBER           5      SOLE VOTING POWER
       OF                    0
     SHARES
                   --------- ---------------------------------------------------
  BENEFICIALLY        6      SHARED VOTING POWER
    OWNED BY                 1,724,000
                   --------- ---------------------------------------------------
    REPORTING         7      SOLE DISPOSITIVE POWER
     PERSON                  0
      WITH
                   --------- ---------------------------------------------------
                      8      SHARED DISPOSITIVE POWER
                             1,724,000
------------------ -------------------------------------------------------------
        9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    1,724,000
------------------ -------------------------------------------------------------
       10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                   SHARES*   [_]
------------------ -------------------------------------------------------------
       11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   6.0%     (3)
------------------ -------------------------------------------------------------
       12          TYPE OF REPORTING PERSON*
                                       CO
------------------ -------------------------------------------------------------

(1) Includes 1,000,000 shares which may be acquired upon exercise of stock options.
(2) Includes 1,724,000 shares held by Jamil Textil, S.A. de C.V. Kamel Nacif is a principal shareholder of Jamil Textil, S.A. de C.V. and in such role may be deemed to beneficially own the shares held by Jamil Textil, S.A. de C.V. Mr. Nacif disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(3) Based on a total of 28,814,763 shares of the issuer's Common Stock issued and outstanding on February 10, 2004.

ITEM 1            (a)  NAME OF ISSUER:

                  Tarrant Apparel Group

                  (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  3151 East Washington Boulevard
                  Los Angeles, California 90023

ITEM 2            (a)  NAME OF PERSONS FILING:

                  Kamel Nacif Borge ("Nacif")
                  Jamil Textil, S.A. de C.V., a corporation  organized under the laws of the Republic of Mexico ("Jamil")

                  Nacif disclaims beneficial ownership of the shares held by Jamil except to the extent of his pecuniary interest therein.

                  (b)  ADDRESS  OF  PRINCIPAL   BUSINESS  OFFICE  OR,  IF  NONE,
                  RESIDENCE:

                  The principal business address of the Reporting Persons is located at:

                  Edgar Allen Poe #231
                  Col. Polanco, C.P. 11550 Mexico, D.F.

                  (c) CITIZENSHIP:

                  See Row 4 of the cover page for each Reporting Person.

                  (d) TITLE OF CLASS OF SECURITIES:

                  Common Stock, no par value

                  (e) CUSIP NUMBER:

                                   876289 109

ITEM 3            IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2
                  (b), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable.

ITEM 4            OWNERSHIP:

                  See Rows 5 through 9 and 11 of the cover page for each Reporting Person.

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not Applicable.

ITEM 6            OWNERSHIP  OF MORE  THAN  FIVE  PERCENT ON  BEHALF OF  ANOTHER
                  PERSON

                  Not Applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                                 Not Applicable.

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not Applicable.

ITEM 9            NOTICE OF DISSOLUTION OF GROUP

                  Not Applicable.

ITEM 10           CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 17, 2004                            /S/ KAMEL NACIF BORGE
                                           -----------------------------------
                                                 Kamel Nacif Borge



February 17, 2004                          JAMIL TEXTIL, S.A. de C.V.


                                           By:  /S/ KAMEL NACIF BORGE
                                                ------------------------------
                                                Name:  Kamel Nacif Borge
                                                Title: President